Exhibit 99.1

For more information, contact:

Robyn B. Mabe, Chief Financial Officer

(540) 345-3195

WESTERN SIZZLIN REPORTS ANNUAL RESULTS

Company Shows Marked Improvement Over Prior Years

ROANOKE, Va. (April 11, 2005)—Western Sizzlin Corporation (OTC Bulletin Board: WSZZ), (formerly Austins Steaks & Saloon, Inc.) filed Form 10-K with the SEC on April 11, 2005 which reported positive results for the year 2004.

Net income for the year ended December 31, 2004 is $565,811 compared to net income of $211,711for the year 2003 and a net loss of ($1,052,786) for year 2002.

During the year 2004, cash of $2.4 million was generated from operations and cash and cash equivalents increased by $1.4 million from December 31, 2003 to December 31, 2004, achieving a balance of approximately $2.1 million at December 31, 2004.  It is customary in the restaurant industry to operate with negative working capital.  The Company achieved positive working capital for two consecutive years of $1.5 million and $141,000 at December 31, 2004 and 2003, respectively.

During 2004, the restaurant industry as a whole was effected by increased costs in commodities.  A major factor was the increased cost of steaks. To combat this, the Company instituted menu price increases in the Company-owned units effective January 1 and July 1, 2004, which has helped overcome commodity increases in order to maintain profitability margins.  The Company also worked with franchisees on evaluating menu prices.  “The Company is currently evaluating opportunities to increase our franchise and company store base.  We retained a franchise consulting firm during 2004 to review our current systems and provide recommendations”, said Mr. James C. Verney, President and Chief Executive Officer.  “The Company has also invested in resources such as consumer research, prototype plans for the concepts of Western Sizzlin and Great American Buffet, and personnel.  The investments made in 2004 have helped put us in a position to revitalize the Company and establish a map for growth”, said Verney.

There were 18 franchised closures in the 2004, offset by four openings, netting fourteen less franchised stores in the system from December 31 2003 to December 31, 2004.

Western Sizzlin Corporation operates and franchises a total of 153 units in 21 states as of April 11, 2005 under names of WesterN SizzliN Steak & More, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company, and Quincy Steakhouses.  Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer at 1338 Plantation Road, N.E. Roanoke, VA  24012.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements as actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

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